Exhibit


JOHN D. HARRIS, I.D. K#7407
HARRIS LAW FIRM, P.C.
1741 East Morten Avenue, Suite B.
Phoenix, Az 85020
(602) 340-1234 Attorney for Plaintiff


                 IN THE SUPERIOR COURT OF THEL STATE OF ARIZONA
                        IN AND FOR THE COUNTY OF MARICOPA

RENEGADE VENTURES, INC., a Nevada
Corporation,                                            No. CV2003-008140

                           Plaintiff,
                                                        STIPULATION FOR ENTRY OF
                                                        JUDGMENT AND JUDGMENT
OLD MISSION ASSESSMENT CORPORATION, A
Florida corporation, DOES 1-5, individuals; and DOES 6-10, unknown entities,

                           Defendants.

     COME NOW the parties, Renegade Venture (Nev.) Corporation, a Nevada corporation, by and through counsel and through its President, John Sawyer, and Old Mission Assessment Corporation, a Florida corporation, by and through its Chairman, Ian M. Herman, and hereby enter into the following Stipulation for purposes of the declaratory judgment action herein.

     1. FACTUAL RECITALS.
        -----------------

          A. In conjunction with the parties' Stipulation herein, the following extensive disclosure of facts and recitals is hereafter provided.

     1. Renegade Venture (Nev.) Corporation, is a Nevada corporation (hereinafter sometimes referred to as "Renegade"). It does business in Nevada, Arizona, and in other states.

     2. Renegade is the parent company of Hamilton Aerospace Technologies, Inc. a Delaware corporation (hereinafter sometimes referred to as "Hamilton"). Renegade acquired Hamilton pursuant to a Stock Exchange Agreement and Plan of Reorganization (hereafter sometimes referred to s the "Acquisition Transaction") dated on/or about May 9, 2002.

     3. Old Mission Assessment Corporation is a publicly traded Florida Corporation (hereafter sometime referred to as "OMAC). It previously had its offices in Michigan, but its place of business is now Florida. It also has business activities, including activities involving mergers, acquisitions, other types of business and business-related activities within the State of Arizona.

     4. OMAC is a business focused on making acquisitions in related industries, including the commercial airline industry. In the past, it was a business deriving fees for services, specializing in bankruptcy workouts acting on behalf of debtors or creditors.

     5. OMAC was instrumental in arranging Renegade's acquisition and related transactions involving Hamilton.

     6. Prior to the Acquisition Transaction, OMAC issued and delivered to Hamilton its ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS $8,500,000.00), 90-day, 8,.25% Convertible Debenture (hereafter sometimes referred to as the "Debenture"). From this transaction, OMAC became obligated to pay to Hamilton ONE MILLION FIRE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00). The Debenture was issued pursuant to a Funding and Operation Agreement between Hamilton and OMAC (hereafter sometimes referred to as the "Funding Agreement'). As a condition of payment, OMAC was to receive 64.8% of the "Issued Shares" (of stock) of Hamilton" pursuant to the Funding Agreement.

     7. As a result of the Acquisition Transaction, however, Renegade provided to OMAC the sum of eight million one hundred thousand (8,100,000) shares of common stock of Renegade, herein identified as the "OMAC Shares" in exchange for the would be "Issued Shares" of Hamilton stock.

     8. Through various transactions, some of which authorized by the Board of Directors of OMAC and some of which were established through those without authority to do so, OMAC agreed to issue fire million (5,000,000) shares of common stock of Renegade common stock to United PayPhone Owners, LLP (hereafter sometimes referred to as "the UPO").

     9. Thereafter, OMAC failed to fully fund the Debenture Agreement involving ONE MILLION FIRE HUNDRED THOUSAND AND NO/00 DOLLARS ($1,500,000.00) to Hamilton, breaching that agreement. Renegade has presented evidence to OMAC through parts of various Securities and Exchange Commission (SEC) filings that it received FOUR HUNDRED THOUSAND FIVE HUNDRED THIRTY-FIVE AND 14/100 DOLLARS ($400,535.14) from OMAC or from OMAC-related parties. OMAC has been unable to provide evidence to Renegade and to Hamilton concerning the amount of monies paid to Renegade and Hamilton through the debenture transaction. It has also been unable to identify the sources from which such debenture financing was provided to Hamilton and Renegade.

     10. The financial advisors of Renegade have advised it that the large "market overhand" represented by OMAC's shares will impede the development of a stable market in Renegade's stock and also in Renegade's stock values. Renegade now seeks to correct this problem, attempting to avoid adverse effects on its stock and, by resolving such stock issues, also intends to obtain additional and needed equity financing for its operations.

     11. Upon information and belief, OMAC raised monies from investors, including an entity previously identified herein as the UPO. The UPO claims that OMAC solicited and that sought from the UPO and the UPO actually invested approximately FOUR MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($4,500,000.00) into OMAC in or about calendar years 2000 and 200l. As security for that and/or other investments in OMAC, OMAC pledged or agreed to transfer five million (5,000,000) shares of Renegade stock to the UPO. Said stock is held by transfer agent Morgan Stanley in Traverse City, Michigan.

     12. By this declaratory judgment action, Renegade seeks first, the return of or, second, the cancellation of the said eight million one hundred thousand (8,100,000) shares of Renegade stock originally held by OMAC and later pledged in part or agreed to be transferred in part to the UPO. In order to effectuate the return or cancellation of said eight million one hundred thousand (8,200,000) shares of the Renegade stock which was tendered to OMAC, of which the five million (5,000,000) shares is part, Renegade intends to reasonable compensate OMAC and the UPO for the actual monies invested in Renegade which can be proven or reasonably shown to have been tendered or otherwise paid to Renegade and/or Hamilton. In regard to the return of Renegade's cancellation of such eight million one hundred thousand (8,100,000) shares of stock held or otherwise claimed by OMAC and the UPO, Renegade/Hamilton proposes to tender to OMAC and the UPO the sum of FOUR HUNDRED THOUSAND FIVE HUNDRED THIRTY-FIVE AND 14/100 DOLLARS ($400,535.14), paid in certified funds, to be held in escrow and later tendered to the appropriate party or parties, as determined by written agreement and/or subsequent court order.

          Renegade seeks the return of said stock within ten (10) days of the date of this Judgment. Should OMAC and/or its agents fail to return said eight million one hundred thousand (8,100,000) shares of stock within said time requirements, Renegade will give notice to OMAC of the cancellation of said shares of stock, an action which is a part of the judgment and to be ordered herein. Escrow shall open after the return or cancellation of the eight million one hundred thousand (8,100,000) shares of common stock in Renegade held by OMAC and upon completion of that certain Renegade/ Hamilton equity financing currently in process. Said financing is the source from which the OMAC and UPO compensation will be generated. Such compensation shall be paid to the previously mentioned escrow within ninety(90) days of the return of or cancellation of the subject eight million one hundred thousand (8,100,000) shares of Renegade's stock.

     13. Disclosure about the management of OMAC is pertinent herein. In or about January of 2002, Ian M. Herman, became Chairman of the Board of Directors of OMAC. Prior to that date, and unbeknownst to Mr. Herman, OMAC had been looted and may have continued to be looted. It was essentially out of business later that year. Despite his significant and good faith efforts to determine the business status and financial status of OMAC, Mr. Herman was unable to do so. The books and records of OMAC has disappeared and the parties responsible refuse to provide them to Mr. Herman or to any other person or entity.

     Mr. Herman believes that the assets of OMAC have been unlawfully and wrongfully converted by third parties, all to the detriment of OMAC and its investors. Further efforts by Mr. Herman to secure an accounting of the business, to provide audited financial records to the Board of Directors and shareholders and to otherwise generate an accounting of the business operations of OMAC have been met with opposition from prior officers, directors and consultants and have been, therefore, unsuccessful.

     However, and in spite of the foregoing, OMAC agrees to promptly provide an accounting to Hamilton/Renegade of all monies and other property tendered to Hamilton/Renegade or paid to others for the benefit of Hamilton/Renegade. If the accounting results in an agreement for adjustment of the amount of monies to be paid to the escrow referenced herein, the parties agree to submit the adjustment to the court for its approval and, thereafter, to make the court approved adjustment

     14. OMAC desires to resolve the issues set out herein between the UPO and Renegade/Hamilton, not only to act honestly and honorably toward the UPO and to assist/benefit Renegade, but also to avoid costly and unnecessary litigation between the parties and the UPO and to avoid claims of violations of federal securities laws and statutes which could be bought by the entity and/or the membership of the UPO. Further, if agreement is not reached with regard to the escrowed monies described herein, litigation between OMAC and the UPO may be unavoidable.

     15. To further complicate the factual scenario herein, on May 6, 2003, individuals claiming to represent investors in OMAC held, without any notice and without proper corporate authorization, what was purported to be a meeting of a majority of the shareholders of Old Mission Assessment Corporation. As a result of such meeting, a document entitled "Consent of Action of the Majority Shareholders of Old Mission Assessment Corporation" was prepared and executed by purported shareholders which purported to (a) remove all directors and officers of OMAC, effective as of May 6, 2003 and to (b) substitute Mr. Nino Cimini, an individual, as the President and Secretary of OMAC, the sole officer herein, to serve in such capacity(ies) until his successors are thereafter elected. Said "Consent of Action of the Majority Shareholders of Old Mission Assessment Corporation" attempts to remove from office the then existing Members of the Board of Directors of OMAC, those being Mr. Ian M. Herman and Mr. Frank G. Hooper. Mr. Hooper resides in Sun Lakes, Arizona.

         Both Mr. Herman and Mr. Hooper dispute the validity and authority of the individuals purporting to be the majority shareholders of Old Mission Assessment Corporation (OMAC) in connection with their meeting of May 6, 2003 and corresponding corporate document entitled "Consent of Action of the Majority Shareholders of Old Mission Assessment Corporation", also dated May 6, 2003.

     16. Mr. Herman also discloses that he, in addition to being the Chairman of the Board of Directors of OMAC, is also a Member of the Board of Directors of the plaintiff Renegade Venture (Nev.) Corporation. Said position as a Director of both plaintiff Renegade and defendant OMAC has been previously disclosed to all parties to this matter, and also Mr. Frank G. Hooper, the Chief Administrator of the UPO.

          Note, for further clarity, that Mr. Hooper disclosed herein that in addition to providing duties to the UPO as its Chief Administrator, he is also a Member of the Board of Directors of OMAC. In addition, Mr. Hooper is the President of Financial World Companies, Inc., a Colorado Corporation (hereinafter sometimes referred to as "Financial World). Financial World is the founding member of the UPO. It is also a general partner in the United PayPhone Owners, LLC, a wholly owned subsidiary of the UPO. Mr. Hooper takes this action o behalf of Financial World to protect its interests in the UPO and for the benefit of the UPO. With said full and complete disclosure of such information, all parties and entities involved in this transaction, whether parties to this litigation or not, acknowledge the disclosures and have no objections thereto.

     17. Despite the above-referenced dispute by the shareholders and members of the Board of Directors of OMAC, the Chairman, Mr. Herman, intends to move forward with this transaction, acting in his ongoing position as Chairman of the Board of Directors of OMAC and under that claim and color of such authority.

          Based upon and in light of the foregoing, the parties request that the Court enter the following order to be recognized as a judgment herein and providing the following relief to the parties at issue.

          DATED this 16th day of June, 2003.

                                         PLAINTIFF:
                                         Renegade Venture (Nev.) Corporation,
                                         A Nevada Corporation

                                         By:
                                         John Sawyer, President

                                         DEFENDANT:
                                         OLD MISSION ASSESSMENT CORPORATION
                                         A Florida Corporation

                                         By:
                                         Ian M. Herman, Chairman
                                         Board of Directors

                                         DOE DEFENDANT:
                                         Financial World Companies, Inc. A
                                         Colorado Corporation

                                         By:
                                         Frank G. Hooper; President

                             II. COURT'S FINDINGS.
                                 -----------------
As such, the Court finds as follows:

     1. That Renegade Venture (Nev.) Corporation, is a Nevada corporation (hereafter sometimes referred to as "Renegade"). It does business in Nevada, Arizona , and in other states.
     2. That Renegade is the parent company of Hamilton Aerospace Technologies, Inc., a Delaware corporation (hereinafter sometimes referred to as "Hamilton"). That Renegade acquired Hamilton pursuant to a Stock Exchange Agreement and Plan of Reorganization (Hereafter sometimes referred to as the "Acquisition Transaction") dated on/or about April 30, 2002.
     3. That another entity, Old Mission Assessment Corporation, is a publicly traded Florida corporation (hereafter sometimes referred to as "OMAC). It is said to previously have had its offices in Michigan, but its place of business is now in Florida. It also has business activities, including activities involving mergers, acquisitions, other types of business and business-related activities within the State of Arizona.
     4. That OMAC was a business focused on making acquisitions in related industries, including the commercial airline industry. In the past, it was a business deriving fees for services, specializing in bankruptcy workouts and acting on behalf of debtors or creditors.
     5. That OMAC was instrumental in arranging Renegade's acquisition of Hamilton and related transactions involving Hamilton.
     6. That prior to the Acquisition Transaction, OMAC issued and delivered to Hamilton its $2,500,000.00 90-day, 8.25% Convertible Debenture (hereafter sometimes referred to as the "Debenture"). From this transaction, OMAC became obligated to pay to Hamilton ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00). The Debenture was issued pursuant to a Funding and Operation Agreement between Hamilton and OMAC (hereafter sometimes referred to as the "Funding Agreement"). As a condition for the debenture payment, OMAC was to receive 64.8% of the "Issued Shares" (of stock) of Hamilton" in accordance with the Funding Agreement.
     7. As a result of the Acquisition Transaction, however, Renegade provided to OMAC and OMAC accepted the sum of eight million one hundred thousand (8,100,000) shares of common stock of Renegade, also identified as the "OMAC Shares" in exchange for its would be Hamilton shares of stock.
     8. That through various transactions, some of which authorized by the Board of Directors of OMAC, and some of which were established through those without authority to do so, OMAC agreed to issue five million (5,000,000) shares of Renegade common stock to the UPO.

     9. Thereafter, that OMAC failed to fully fund the Debenture Agreement to Hamilton. Renegade has presented evidence to OMAC through parts of various Securities and Exchange Commission (SEC) filings to the effect that Renegade received FOUR HUNDRED THOUSAND FIVE HUNDRED THIRTY-FIVE AND 14/100 DOLLARS ($400,535.14) from OMAC or from OMAC-related parties. OMAC has been unable to provide complete evidence to Renegade and to Hamilton or to any other entity or person with regard to the amount of monies it believes that it paid to Renegade and Hamilton through the subject debenture transaction. It has also been unable to identify the sources of such financing provided to Hamilton and Renegade.

     10. That the financial advisors of Renegade have advised it that the large "market overhand" represented by OMAC's shares in Renegade will impede the development of a stable market in Renegade's stock and in Renegade's stock values. Renegade seeks to correct this problem, attempting to avoid adverse effects on its stock and, by resolving such stock issues, also intends to obtain additional and needed equity financing for its operations.
     11. That OMAC claims to have raised monies from investors, including an entity known as United PayPhone Owners, LLP (hereafter sometimes referred to as "the UPO"). The UPO claims that OMAC and/or others on its behalf solicited from the UPO and the UPO invested approximately FOUR MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($4,500,000.00) in OMAC in or about calendar years 2000 and 2001. As security for that ands other investments in OMAC, OMAC pledged or agreed to transfer five million (5,000,000) shares of Renegade stock to the UPO. Said stock is held by transfer agent Morgan Stanley in Traverse City, Michigan.
     12. By this declaratory judgment action, Renegade now seeks the return of or the cancellation of the eight million one hundred thousand (8,100,000) shares of Renegade stock now held by OMAC and in some fashion pledged or agreed to be transferred to the UPO. In order to effectuate the return or cancellation of said shares of the Renegade stock, part of which was, in some manner, pledged or agreed to be transferred to the UPO, Renegade intends to reasonably compensate OMAC and the UPO for those actual monies OMAC and the UPO invested in Renegade which can be proven or shown to have been tendered or otherwise paid to Renegade or Hamilton.
          In regard to the return of or Renegade's cancellation of such eight million one hundred thousand (8,100,000) shares of stock held or otherwise claimed by OMAC and UPO, Renegade/Hamilton purposes to tender to OMAC and the UPO the sum of FOUR HUNDRED THOUSAND FIVE HUNDRED THIRTY-FIVE AND 14/100 DOLLARS ($400,535.14)l paid in certified funds, to be held in escrow and later tendered directly to the appropriate party or parties, pursuant to written agreement or by other order of an appropriate court.
          Renegade seeks the return of its said stock within ten (10) days of the date of this Judgment. Should OMAC and/or its agents fail to return said eight million one hundred thousand (8,100,000) shares of stock within said tie requirements, Renegade will give notice to OMAC of the cancellation of said shares of stock, an action which is a part of the judgment herein. Escrow shall open (a) after the cancellation of the eight million one hundred thousand (8,100,000) shares of common stock in Renegade held by the OMAC and (b) completion of equity financing currently in process from which the OMAC and the UPO compensation/monies will be generated. Such compensation shall be paid in escrow to OMAC and to the UPO within ninety (90) days of the return of or cancellation of the subject eight million one hundred thousand (8,100,000) shares of stock.
     13. That disclosure of facts about the management of OMAC and Renegade is pertinent and critical herein. In or about January of 2002, Mr. Ian M. Herman, became the Chairman of the Board of Directors of OMAC. Prior to that date, and unbeknownst to Mr. Herman, it now appears that OMAC had been looted and may have continued to be looted. It was essentially out of business later that year. Despite his significant and good faith efforts to determine the business and financial status of OMAC, Mr. Herman was unable to do so. The books and records of OMAC are said to have disappeared and the parties responsible refuse to provide them to Mr. Herman or to any other person or entity. Mr. Herman believes that the assets of OMAC have been unlawfully and wrongfully converted by third parties, all to the detriment of OMAC and its investors. Further efforts by Mr. Herman to secure an accounting of the business to provide audited financial records to the Board of Directors and shareholders and to otherwise generate an accounting of the business operations of OMAC have been met with opposition from prior officers, directors and consultants and have been, therefore, unsuccessful.
     14. That OMAC desires to resolve the issues set out herein between the UPO and Renegade/Hamilton, not only to act honestly land honorably toward the UPO and to assist/benefit Renegade, but also to avoid costly and unnecessary litigation between the parties and to avoid claims of violations of federal securities laws and statutes which could be brought by the entity and/or the membership of the UPO. That further negotiation between OMAC and the UPO is required to resolve ownership and entitlement issues concerning the monies to be placed in escrow by Renegade.
     15. That the parties disclosed that individuals claiming to represent investors and shareholders in OMAC held, without any notice whatsoever and without proper corporate authorization regarding what was purported to be a meeting of a majority of the shareholders of Old Mission Assessment Corporation on May 6, 2003. That as a result of such meeting, a document entitled "Consent of Action of the Majority Shareholders of Old Mission Assessment Corporation" was prepared and executed by certain persons identified as shareholders which purported to (a) remove all of the then directors and officers of OMAC, effective as of May 6, 2003 and to (b) substitute Mr. Nino Cimini, an individual, as the sole President and Secretary of OMAC, to serve in such capacity(ies) until his successors are thereafter elected. Said "Consent of Action of the Majority Shareholders of Old Mission Assessment Corporation" attempts to remove from office the then existing members of the Board of Directors of OMAC, those being Mr. Ian M. Herman and Mr. Frank G. Hooper. Mr. Hooper resi9des in Sun Lakes, Arizona.

          Both Mr. Herman and Mr. Hooper dispute the validity and authorization of the individuals purporting to be the majority shareholders of Old Mission Assessment Corporation (OMAC) in connection with their alleged meeting of May 6, 2003 and corresponding corporate document entitled "Consent of Action of the Majority Shareholders of Old Mission Assessment Corporation", also dated May 6, 2003.
     16. Mr. Herman also discloses that he, in addition to being the Chairman of the Board of Directors of OMAC, is also a Member of the Board of Directors of the plain6tiff Renegade Venture (Nev.) Corporation. Said position as a Director of both plaintiff Renegade and defendant OMAC has been disclosed to all parties to this matter, and also to Mr. Frank G. Hooper, the Chief Administrator of the UPO.
               It is also noted that Mr. Hooper disclosed that in addition to providing duties to the UPO as its Chief Administration, he is also a Member of the Board of Directors of OMAC. Mr. Hooper also disclosed that he is the President of Financial World Companies, Inc., a Colorado Corporation and that it, Financial World, is the founding member of the UPO and a g4eneral partner in another entity, United PayPhone Owners, LLC, a wholly owned subsidiary of the UPO. That Mr. Hooper takes the action herein to protect Financial World and the interests of the UPO. With said full and complete disclosure of such information, all parties and entities involved in this transaction acknowledge the disclosures and have no objections thereto.
     16. That even with the above-referenced dispute by the shareholders and Members of the Board of Directors of OMAC, the Chairman, Mr. Herman, intends to move forward with this transaction, acting in his ongoing position as Chairman of the Board of Directors of OMAC and under that claim and color of such authority.

     Therefore, IT IS ORDERED, ADJUDGED AND DECREED, AS FOLLOWS:

     1. That the subject eight million lone hundred thousand (8,100,000) shares of stock of Renegade Venture (Nev.) Corporation, a Nevada corporation, currently held by Old Mission Assessment Corporation, a Florida corporation, and part of which is pledged or held for transfer to United PayPhone Owners, LLP (UPO) shall be returned to Renegade within ten (10) days of the date of this Judgment. Should OMAC and/or its agents fail to comply with this Judgment term to so return Renegade's stock to Renegade, than and ink that event, Renegade may give written notice to OMAC that the said eight million one hundred thousand (8,100,000) shares o Renegade stock are cancelled, rendering such shares of stock null and void and, by this Judgment, without force or effect.
     2. That Old Mission Assessment Corporation (OMAC) and United PayPhone Owners, LLP (UPO) shall have judgment against Renegade Venture (Nev.) Corporation, a Nevada corporation, in the sum of FOUR HUNDRED THOUSAND FIVE HUNDRED THIRTY-FIVE AND 14/100 DOLLARS ($400,535.14), said sums to be paid into escrow in an escrow account of the selection of Renegade Venture (Nev.) Corporation, a Nevada corporation, for subsequent payment and transfer to OMAC and/or the UPO, as set forth herein, upon completion of Renegade's financing with a third party, said financing to be completed within ninety (90) days of the return or cancellation of said eight million one hundred thousand (8,100,000) shares of common stock of plaintiff Renegade. The subsequent release of these monies to OMAC and/or the UPO shall be pursuant to written agreement between OMAC and the UPO or by order of a court of competent jurisdiction.
     3. That in the event that Renegade fails to timely pay to the said escrow the sum of FOUR HUNDRED THOUSAND FIVE HUNDRED THIRTY-FIVE AND 14/100 DOLLARS ($400,535.14), that Renegade is hereby ordered to re-issue the subject eight million one hundred thousand (8,100,000) shares of common stock of plaintiff Renegade to OMAC, said re-issuance of said stock to be completed within ten (10) days of demand by the said OMAC.
     4. That OMAC shall immediately provide a full and complete accounting to Renegade and Hamilton of all monies and other property tendered to Hamilton/Renegade or paid to others for the benefit of Hamilton/Renegade. If the OMAC accounting results in an agreement for adjustment of the amount of monies to be paid to the escrow referenced herein, the parties shall submit the proposed adjustment to the court for its approval and thereafter make the court-approved adjustment.
     5. That all claims against the said eight million one hundred thousand (8,100,000) shares of Renegade stock be and hereby are cancelled and when such monies set forth herein are timely paid to the said escrow account, then, and in that event, all of plaintiff Renegade's claims against OMAC be and are hereby dismissed with prejudice.
     6. Further, that any rights, title, interest, and claims which OMAC has against plaintiff Renegade with regard to the subject eight million one hundred thousand (8,100,000) shares of common stock of plaintiff Renegade, known or unknown, are, subject to completion of the judgment terms herein on Renegade's part, likewise paid in full, terminated, cancelled and dismissed with prejudice, the same being satisfied by this judgment.
     7. That each party shall bear its own attorney's fees and costs incurred herein.
     8. That pursuant to Rule 54(b), Arizona Rules of Civil Procedure, there is no just reason for delay and this judgment shall be entered as a final judgment.

     DATED this 17th day of June, 2003.


                                                 Honorable Frank T. Galati
                                                 Judge of the Superior Court

APPROVED AS TO FORM AND CONTENT:
--------------------------------

HARRIS LAW FIRM, PLC.

By:
John D. Harris
1741 East Morten Avenue, Suite B
Phoenix, Arizona 85020
Attorneys for Plaintiff